UNITED STATES DISTRICT COURT
NORTHERN DISTRICT OF ILLINOIS
EASTERN DIVISION

IN RE NAVISTAR MAXXFORCE ENGINES MARKETING, SALES PRACTICES AND PRODUCTS LIABILITY LITIGATION
CASE NO. 1:14-cv-10318

STIPULATION AND AGREEMENT OF SETTLEMENT
This Settlement Agreement1 is entered on this 28th day of May, 2019 by and among Named Plaintiffs Dulce Alvarez, representing the interests of A-Rapid Logistics/Alka Trucking, Inc.; Binder Trucking, Inc.; Carmichael Leasing Co., Inc.; Cesar Calderone, representing the interests of C & T Transport; Charles Keplinger; David A. Lord d/b/a Lord AG Transportation; Ferraro Foods, Inc.; Fike Logistics, Inc.; G&G Specialized Carriers LLC; GT Expedited, Inc./Go To Logistics, Inc./ToGo Express, Inc.; Jenkins Unlimited, Inc.; Joandnas Operations, Inc.; Killer B Trucking, LLC; Lance R. Edwards; Leonard Butler; Michael Jackson, Sr.; Peninsular Transfer Inc.; Phifer Trucking, Inc.; Randy Quick; Robert Constantine; Robert Grieser; Ronald L. Anderson/RLA Holdings, LLC/A&K Development Co.; Stephen Slough; Steven A. Hamilton; Storey Trucking Company, Inc./Lakeside Leasing, Inc.; The Cross Express; Two Star Trucking, Inc.; Deanna and Natlia Garcia, representing the interests of Vera Transport, LLC; and Victor Caballero, through their counsel; and Defendants Navistar International Corporation (“NIC”) and Navistar, Inc. (“Navistar”) (collectively “Defendants,” and, together with Named Plaintiffs and Co-Lead Class Counsel, the “Settling Parties”).

_______________________
1This Agreement incorporates certain capitalized terms that are defined in Section I, infra.

RECITALS
WHEREAS, in 2014, certain plaintiffs, including Steven A. Hamilton and G&G Specialized Carriers LLC, filed class action complaints against Defendants in various jurisdictions throughout the United States involving claims that certain Navistar Advanced Exhaust Gas Recirculation MaxxForce truck engines are defective, allegedly resulting in repeated engine failures and frequent repairs;
WHEREAS, on December 17, 2014, the Judicial Panel on Multidistrict Litigation centralized these related actions and established In re Navistar MaxxForce Engines Marketing, Sales Practices and Products Liability Litigation, MDL No. 2590, before Judge Joan B. Gottschall in the United States District Court for the Northern District of Illinois;
WHEREAS, on March 5, 2015, the Court granted a motion for appointment of interim lead counsel and liaison counsel on behalf of a proposed class, consisting of a co-lead counsel structure of three (3) law firms - Adam J. Levitt (previously with Grant & Eisenhofer, P.A. and now with DiCello Levitt Gutzler LLC), Jonathan D. Selbin of Lieff Cabraser Heimann & Bernstein, LLP, and William M. Audet of Audet & Partners, LLP - with Laurel G. Bellows of The Bellows Law Group serving as Liaison Counsel;
WHEREAS, on April 9, 2015, the Court appointed Mark S. Mester as Lead Counsel for Defendants and Kathleen P. Lally as Liaison Counsel for Defendants;
WHEREAS, on May 11, 2015, plaintiffs filed their First Master Consolidated Class Action Complaint on behalf of twenty-six (26) then-named plaintiffs from fifteen (15) states, asserting claims for declaratory and/or injunctive relief, breach of express warranty, breach of implied warranty, breach of implied covenant of good faith and fair dealing, negligent misrepresentation, fraudulent concealment, fraud in the inducement, unjust enrichment, negligence, and violations of certain consumer protection statutes and other federal, state, and local laws;
WHEREAS, on September 22, 2016, plaintiffs filed the First Amended Consolidated Class Action Complaint that both added and omitted certain named plaintiffs, and Defendants filed answers to that pleading on October 20, 2016;
WHEREAS, on January 9, 2018, plaintiffs filed the Second Amended Consolidated Class Action Complaint on behalf of thirty-seven (37) named plaintiffs from nineteen (19) states asserting claims for declaratory and/or injunctive relief, breach of express warranty, breach of implied warranty, breach of implied covenant of good faith and fair dealing, negligent misrepresentation, fraudulent concealment, fraud in the inducement, unjust enrichment, negligence, and violations of certain consumer protection statutes and other federal, state, and local laws;
WHEREAS, the Second Amended Consolidated Class Action Complaint alleged that Defendants sold or leased vehicles equipped with a 2010-2013 model year MaxxForce 11- or 13-liter diesel engine equipped with a defective EGR emissions system and that if Named Plaintiffs had known of the defect, they would not have purchased or leased their vehicles or would have paid less for the vehicles than they did;

WHEREAS, Defendants answered the Second Amended Consolidated Class Action Complaint on February 6, 2018;
WHEREAS, the Settling Parties engaged in extensive discovery and related motion practice, including production by Defendants of nearly 2 million documents, production by Named Plaintiffs of more than 1.45 million pages of documents, responses to several sets of written discovery requests including extensive requests for admission, depositions of twenty seven (27) fact witnesses, depositions of Named Plaintiffs, and inspections of the Named Plaintiffs’ vehicles;
WHEREAS, beginning in 2016, and most recently between June 2018 and March 2019, the Settling Parties participated in multiple mediation sessions with the Hon. Wayne Andersen (Ret.), who assisted the Settling Parties in arm’s-length negotiations concerning a proposed classwide settlement, including six (6) in-person negotiations in Chicago, dozens of hours on telephone conferences, and many dozens of email exchanges;
WHEREAS, Named Plaintiffs were prepared to file their motion for class certification and supporting expert reports in March 2019, however, prior to the March 26, 2019 deadline for the same, the Settling Parties reached a preliminary agreement in principle on the terms of a class settlement of this action, subject to negotiating the remaining settlement terms and negotiating a definitive written settlement agreement;
WHEREAS, Co-Lead Class Counsel conducted an exhaustive investigation and evaluation of the facts and law related to Named Plaintiffs’ claims in order to determine how best to serve the interests of the Named Plaintiffs and the Class;
WHEREAS, while the Named Plaintiffs and Co-Lead Class Counsel believe that the Litigation and the claims of Named Plaintiffs and the other Class members have merit, they recognize and acknowledge the expense and length of continued proceedings that would be necessary to prosecute the Litigation against Defendants through trial and any appeals and the value of providing timely benefits to the Class;
WHEREAS, the Named Plaintiffs and Co-Lead Class Counsel also have taken into account the uncertain outcome and risk of further litigation, as well as the difficulties and delays inherent in such litigation, including Defendants’ anticipated defense to class certification that trial of these claims would not be appropriate or otherwise manageable under Rule 23;
WHEREAS, the Named Plaintiffs and Co-Lead Class Counsel believe the proposed Settlement confers substantial benefits on the Class;
WHEREAS, based on their evaluation of the above factors, the Named Plaintiffs and Co-Lead Class Counsel have determined that the Settlement is in the best interests of the Class and represents a fair, reasonable, and adequate resolution of the Litigation;
WHEREAS, Defendants deny the claims in the Litigation, deny all allegations of wrongdoing, fault, liability or damage of any kind to Named Plaintiffs or the Class, deny that they acted improperly, or wrongfully in any way, and believe that the Litigation is without merit;
WHEREAS, Defendants further deny that the claims of the Named Plaintiffs are appropriate for class treatment; and

WHEREAS, Defendants nevertheless recognize and acknowledge the expense and length of continued proceedings that would be necessary to defend the Litigation through trial and any appeals, and in agreeing to enter this Settlement have taken into account the uncertainties of further litigation, as well as the difficulties and delays inherent in such litigation;
NOW THEREFORE IT IS HEREBY STIPULATED AND AGREED, by and among the Settling Parties, subject to the approval of the Court, that the Litigation and the Released Claims shall be fully and finally compromised, settled, and released, and that the Litigation shall be dismissed with prejudice as set forth herein subject to and upon the terms and conditions described below.
I.     DEFINITIONS
A.     Attorneys’ Fees and Costs
“Attorneys’ Fees and Costs” means such funds as may be awarded by the Court to compensate any and all attorneys representing parties who have assisted in conferring benefits upon the Class under this Settlement Agreement, as described in Section V. All law firms receiving any Attorneys’ Fees and Costs shall be referred to as “Fee Recipients.”
B.     Authorized Field Change/Future Authorized Field Change
“Authorized Field Change” means updates and changes that Navistar has released for Class Trucks (including but not limited to Misbuild Investigation Notices). “Future Authorized Field Change” means a modification to or new Primary Components or Secondary Components (or updated software related to same) released for proactive installation in Class Vehicles after the Effective Date.
C.     Authorized Navistar Dealer
“Authorized Navistar Dealer” means a dealer within Navistar’s independent dealer network authorized by Navistar to sell, lease, and service Navistar vehicles and MaxxForce brand diesel engines.
D.     Cash Fund
“Cash Fund” means the eighty-five million ($85 million) cash portion of the common fund described in Section III, which will be used to pay Settlement Fees and Expenses, any Service Awards ordered by the Court, any Attorneys’ Fees and Costs ordered by the Court, and all cash payments to be paid to members of the Settlement Class under this Agreement.
E.     Class
“Class” means, for the purposes of settlement only, all entities and natural persons who owned or leased a 2011-2014 model year vehicle equipped with a MaxxForce 11- or 13-liter engine certified to meet EPA 2010 emissions standards without selective catalytic reduction technology, provided that vehicle was purchased or leased in any of the fifty (50) States, the District of Columbia, Puerto Rico, and all other United States territories and/or possessions.
Excluded from the Class are: (1) all federal court judges who have presided over this Litigation and any members of their immediate families; (2) all entities and natural persons that have litigated claims involving Class Vehicles’ allegedly defective EGR emissions system against Navistar to final, nonappealable judgment (with respect to those vehicles only); (3) all entities and natural persons who, via a settlement or otherwise, delivered to Navistar releases of their claims involving Class Vehicles’ allegedly defective EGR emissions system (with respect to those vehicles only); (4) Defendants’ employees, officers, directors, agents, and representatives, and their family members; (5) any Authorized Navistar Dealer of new or used vehicles; (6) any person or entity that purchased a Class Vehicle solely for the purposes of resale (with respect to those vehicles only); (7) any person or entity that was a lessee of a Class Vehicle for fewer than thirty (30) days (with respect to those vehicles only); and (8) Idealease and Navistar Leasing Co. (lessees of Class Vehicles from these entities are part of the Class).
F.     Class Member
“Class Member” means a member of the Class.
G.     Class Notice
“Class Notice” means the notice of Settlement that will be provided to the Class, as set forth in Section IV below.
H.    Class Vehicle(s)
“Class Vehicle(s)” means all 2011-2014 model year vehicles equipped with a MaxxForce 11- or 13-liter engine certified to meet EPA 2010 emissions standards without selective catalytic reduction technology.
I.     Co-Lead Class Counsel
“Co-Lead Class Counsel” means Jonathan D. Selbin, Adam J. Levitt, and William M. Audet.
J.     Court
“Court” means the United States District Court for the Northern District of Illinois.
K.     Covered Event
“Covered Event” means (1) a service event for repair or replacement of a Primary Component or (2) a service event for repair or replacement of a Secondary Component that occurs within thirty (30) days of a service event for repair or replacement of a Primary Component. Covered Events do not include service events where the repair or replacement of a Primary Component was provided for by an Authorized Field Change or Misbuild Investigation
Notice.
1.Primary Components are:
▪EGR Cooler
▪EGR Valve
2.     Secondary Components are:
▪Lambda Sensor
▪Oxygen Sensor
▪Oil Centrifuge

▪Valve/Seat (Intake) and Valve/Seat (Exhaust)
▪Valve Bridge
▪Cylinder Head (when accompanied by a Valve/Seat (Intake) and Valve Bridge repair)
•Turbochargers
▪Total Engine Replacement or Rebuild (must show a Turbochargers failure)
▪Diesel Particulate Filter
▪DOC/Pre-DOC
L.     Covered Costs
“Covered Costs” means the following costs that were actually incurred as a result of a Covered Event, are established by reasonable contemporaneous or third-party documentation sufficient to establish the Covered Event and the Covered Cost, and for which the Class Member has not already been compensated:
1.Actual repair costs:
▪Parts and labor
▪Towing
2.    Rental trucks
3.    Lost revenue (from a particular load lost at time of Covered Event)
4.    Travel costs (hotel, airfare, meals, etc.)
5.    Employee wages (limited to five days)
6.    Permits
7.    Loading/unloading
All costs not expressly listed above are excluded, including opportunity costs (e.g., lost opportunity due to allegedly unreliable Class Vehicles) and the cost of replacing employees.
M.     Defendants’ Counsel
“Defendants’ Counsel” means Mark S. Mester, Cary Perlman, Kathleen P. Lally, Robin
Hulshizer, and Kevin Jakopchek of Latham & Watkins LLP.
N.    Effective Date of Settlement
“Effective Date of Settlement” means the first date after (1) the Court enters the Final Order and Judgment and (2) all appellate rights with respect to said Final Order and Judgment have expired or been exhausted in such a manner as to affirm the Final Order and Judgment.

O.     EGR
“EGR” means exhaust gas recirculation emissions technologies used by Navistar with certain 2011-2014 model year vehicles equipped with a MaxxForce 11- or 13-liter diesel engine that did not also include selective catalytic reduction technology.
P.     Email Notice
“Email Notice” means the notice to be emailed the Settlement Class as described in Section IV and in substantially the same form as Exhibit A-4 to this Settlement Agreement.
Q.     Escrow Account
“Escrow Account” means the bank account established to hold the Cash Fund as described in Section IV.
R.     Fairness Hearing
“Fairness Hearing” means the final hearing, held after the Preliminary Approval Order is issued, in which the Court will determine whether this Settlement Agreement should be approved as fair, reasonable, and adequate, and whether the proposed Final Order and Judgment should be entered, and if so, to determine the amount of Attorneys’ Fees and Costs to be awarded to Co-Lead Class Counsel.
S.     Final Order And Judgment
“Final Order and Judgment” means a final order entered by the Court after the Fairness Hearing, granting approval of the Settlement.
T.    Liaison Counsel
“Liaison Counsel” means Laurel G. Bellows of the Bellows Law Group, P.C.
U.     Litigation
“Litigation” means In re Navistar MaxxForce Engines Marketing, Sales Practices and Products Liability Litigation, No. 1:14-cv-10318, pending in the United States District Court for the Northern District of Illinois, and includes any and all actions that have been, or in the future are, transferred or related to that case.
V.     Long Form Notice
“Long Form Notice” means the notice that will be posted to the Settlement Website as described in Section IV and in substantially the same form as Exhibit A-3 to this Settlement Agreement.
W.     Named Plaintiffs
“Named Plaintiffs” means Plaintiffs Dulce Alvarez, representing the interests of A-Rapid Logistics/Alka Trucking, Inc.; Binder Trucking, Inc.; Carmichael Leasing Co., Inc.; Cesar Calderone, representing the interests of C & T Transport; Charles Keplinger; David A. Lord d/b/a Lord AG Transportation; Ferraro Foods, Inc.; Fike Logistics, Inc.; G&G Specialized Carriers LLC; GT Expedited, Inc./Go To Logistics, Inc./ToGo Express, Inc.; Jenkins Unlimited, Inc.; Joandnas Operations, Inc.; Killer B Trucking, LLC; Lance R. Edwards; Leonard Butler; Michael Jackson, Sr.; Peninsular Transfer Inc.; Phifer Trucking, Inc.; Randy Quick;

Robert Constantine; Robert Grieser; Ronald L. Anderson/RLA Holdings, LLC/A&K Development Co.; Stephen Slough; Steven A. Hamilton; Storey Trucking Company, Inc./Lakeside Leasing, Inc.; The Cross Express; Two Star Trucking, Inc.; Deanna and Natali Garcia, representing the interests of Vera Transport, LLC; and Victor Caballero.
X.    Opt Out
“Opt Out” means a member of the Settlement Class who properly and timely submits a request for exclusion from the Settlement Class as set forth in Section VI.
Y.     Opt Out List
“Opt Out List” means the list compiled by the Settlement Administrator pursuant to Section VI, identifying those members of the Settlement Class who properly and timely submit a request for exclusion from the Settlement Class.
Z.     Original Owner or Lessee
“Original Owner or Lessee” means those persons or entities who either (1) purchased a Class Vehicle new from Navistar directly or from an Authorized Navistar Dealer or (2) leased a new Class Vehicle from Navistar Leasing Co. directly.
AA.     Preliminary Approval Order
“Preliminary Approval Order” means the order the Settling Parties will request to be entered by the Court preliminarily approving the Settlement as outlined in Section VI and substantially in the same form as Exhibit A-1 to this Settlement Agreement.
BB.     Proof of Membership in the Class
“Proof of Membership in the Class” means information sufficient to establish that the claimant is a Class Member, including:
1.The VIN of the Class Vehicle for which a claim is being made; and

2.	That the claimant purchased or leased the Class Vehicle for which a claim is being made in the United States.
To simplify the ability of persons known to Navistar to be Original Owners or Lessees to confirm their status as members of the Class, Navistar will, to the extent reasonably possible, provide to the Settlement Administrator the records in its possession, custody, and control identifying this information for Original Owners or Lessees.
CC.     Proof of Ownership or Lease
“Proof of Ownership or Lease” means documentation establishing the time period during which a member of the Class (as demonstrated in the manner described in Section I.BB) owned or leased a Class Vehicle. “Proof of Ownership or Lease” shall be established through the submission of vehicle title, vehicle purchase agreement, vehicle lease agreement, dealer invoice, insurance documentation, financing documentation, or vehicle registration documents sufficient to identify the time period that a member of the Settlement Class has been or was the owner or lessee of the Class Vehicle. To simplify the ability of persons known to Navistar to be Original Owners or Lessees to establish Proof of Ownership or Lease, Navistar will, to the extent reasonably possible, provide to the Settlement Administrator the records in its possession, custody, or control identifying this information for Original Owners or Lessees.
DD.     Rebate Fund
“Rebate Fund” means the commitment to make available rebates with a face value in the aggregate of fifty million dollars ($50 million) to the common fund described in Section III.
EE.     Released Parties
“Released Parties” means Defendants and each of their past, present and future parents, predecessors, successors, spin-offs, assigns, holding companies, joint-ventures and joint-venturers, partnerships and partners, members, principals, divisions, stockholders, bondholders, shareholders, subsidiaries, related companies, affiliates, officers, directors, employees, associates, Authorized Navistar Dealers, representatives, suppliers, vendors, advertisers, service providers, distributors and sub-distributors, licensees, agents, insurers, co-insurers, re-insurers, underwriters, attorneys, administrators, and advisors.
FF.     Release
“Release” means the release and waiver set forth in Section VII of this Agreement to be incorporated in the Final Order and Final Judgment.
GG.     Service Award
“Service Award” means such funds as may be awarded by the Court to Named Plaintiffs to compensate them for their participation in the Litigation, as described in Section V.
HH.     Settlement
“Settlement” means the settlement contemplated by this Stipulation and Agreement of Settlement.
II.     Settlement Administrator
“Settlement Administrator” means JND Legal Administration, which has been selected by the Settling Parties and which the Settling Parties will ask the Court to appoint to administer Class Notice, administer the Settlement in accordance with this Settlement Agreement, and engage in any other tasks directed by the Court or jointly by Co-Lead Class Counsel and
Defendants’ Counsel.
JJ.     Settlement Agreement
“Settlement Agreement” means this Stipulation and Agreement of Settlement.
KK.     Settlement Class
“Settlement Class” means Named Plaintiffs and all members of the Class who are not Opt Outs.
LL.     Settlement Fees and Expenses
“Settlement Fees and Expenses” means the authorized costs and expenses incurred by the Settlement Administrator in providing Class Notice in accordance with this Settlement Agreement and the anticipated Preliminary Approval Order and all authorized costs and expenses incurred by the Settlement Administrator in administering the Settlement Agreement, including but not limited to costs and expenses associated with assisting the Settlement Class, resolving claims made under the Individual Prove-Up Option, processing claims, escrowing funds, issuing and/or mailing awards, paying taxes and tax expenses, and other authorized fees and expenses of the Settlement Administrator.
MM. Short Form Notice
“Short Form Notice” means the notice to be mailed the Settlement Class as described in Section IV and in substantially the same form as Exhibit A-2 to this Settlement Agreement.
NN.     Third Amended Consolidated Class Action Complaint
The “Third Amended Consolidated Class Action Complaint” is the pleading to be filed contemporaneously with the Motion for Preliminary Approval.
OO.     VIN
“VIN” or “Vehicle Identification Number” means the unique 17-character number assigned to each vehicle by Navistar. Navistar will provide a substantially complete list of VINs to the Settlement Administrator for all Class Vehicles.
PP.     Other capitalized terms used in this Settlement Agreement but not defined in this Section shall have the meanings ascribed to them elsewhere in the Settlement Agreement.
QQ.    All terms defined in this Settlement Agreement have the definition asserted herein solely for the purposes of this Settlement Agreement.
RR.    The terms “he or she” and “his or her” include “it” or “its” where applicable.
SS.    The plural of any defined term includes the singular, and the singular of any defined term includes the plural, as the case may be.
II.     PROPOSED CLASS FOR SETTLEMENT PURPOSES
A.     Certification Of Class For Settlement Purposes
Pursuant to Fed. R. Civ. P. 23(e), the Settling Parties hereto agree to the entry of an order, certifying, for settlement purposes only, the following Class:
All entities and natural persons who purchased or leased a 2011-2014 model year vehicle equipped with a MaxxForce 11- or 13-liter engine certified to meet EPA 2010 emissions standards without selective catalytic reduction technology, provided that vehicle was purchased or leased in any of the fifty (50) States, the District of Columbia, Puerto Rico, and all other United States territories and/or possessions.
Excluded from the Class are: (1) all federal court judges who have presided over this Litigation and any members of their immediate families; (2) all entities and natural persons that have litigated claims involving Class Vehicles’ allegedly defective EGR emissions system against Navistar to final, nonappealable judgment (with respect to those vehicles only); (3) all entities and natural persons who, via a settlement or otherwise, delivered to Navistar releases of their claims involving Class Vehicles’ allegedly defective EGR emissions system (with respect to those vehicles only); (4) Navistar’s employees, officers, directors, agents, and representatives, and their family members; (5) any new or used Authorized Navistar Dealer; (6) any person or entity that purchased or leased a vehicle solely for the purposes of resale (with respect to those vehicles only); (7) any person or entity that leased vehicles for fewer than thirty (30) days (with respect to those vehicles only); and (8) Idealease and Navistar Leasing Co. (for the avoidance of doubt, lessees of Class Vehicles from these entities are part of the Class).
B.     Class Counsel
Solely for the purpose of implementing this Settlement Agreement and effectuating the Settlement, the Settling Parties further agree to the entry of an order appointing Named Plaintiffs as representatives of the Class, appointing Co-Lead Class Counsel as counsel for the Class pursuant to Fed. R. Civ. P. 23(g), and finding that the Named Plaintiffs and Co-Lead Class Counsel are appropriate representatives of the Class.
III.     SETTLEMENT CONSIDERATION AND COMPENSATION
In consideration of the Release provided for in Section VII and the dismissal of the Litigation with prejudice (as set forth in Section VI), and subject to the limits specified in this Section, Defendants agree to (1) make an all-inclusive common fund payment of eighty-five million dollars ($85,000,000) to the Cash Fund and (2) commit to making available to the Settlement Class in the Rebate Fund rebates with a face value in the aggregate of fifty million dollars ($50,000,000).
Defendants shall cause eighty-five million dollars ($85,000,000) (less any amounts for Settlement Fees and Expenses already paid) to be paid into the Escrow Account within thirty (30) days of the Final Order and Judgment, provided that Navistar will fund the Escrow Account by December 30, 2019 if Final Approval is granted on or before December 20, 2019.
A.     Compensation
Members of the Settlement Class may submit a claim for only one of the following options of compensation for each Class Vehicle that members of the Settlement Class have owned or leased, subject to the limitations set forth in Section III.B.2 below for Class Vehicles that one Class Member leased to another:
1.     Cash Option
This option provides for a payment based on months of ownership or lease of up to two thousand five hundred dollars ($2,500) per Class Vehicle. Each demonstrated month of ownership or lease through March 2019 is eligible (subject to the limitations set forth in Section
III.B) for the following amounts:

Class Vehicle Model Year	Monetary Amount
2011	$26.59/month
2012	$29.07/month
2013	$33.33/month
2014	$39.06/month
2. Rebate Option
For each Class Vehicle owned or leased by a member of the Settlement Class, such member of the Settlement Class may select a rebate based on months of ownership or lease worth up to ten thousand dollars ($10,000) towards the purchase of a new

Navistar Class 8 heavy duty truck. The rebates are deducted from the best negotiated retail purchase price (not including sales taxes or delivery fees) and in addition to any other applicable promotion, rebate, or discount then in effect at the time of purchase and for which both the purchase and the purchaser would otherwise qualify. The rebates will expire eighteen (18) months after the date that the rebate certificates are sent to the members of the Settlement Class. The rebates are not transferable and not stackable. Each individual member of the Settlement Class may receive up to a maximum of ten (10) total rebates, regardless of the number of vehicles purchased or leased.
Each demonstrated month of ownership/lease through March 2019 is eligible (subject to the limitations set forth in Section III.B) for the following amounts:

Class Vehicle Model Year	Amount
2011	$106.36/month
2012	$116.28/month
2013	$133.32/month
2014	$156.24/month
3. Individual Prove-Up Option
For each Class Vehicle owned or leased by a member of the Settlement Class, such member of the Settlement Class may seek to prove up to fifteen thousand dollars ($15,000) of Covered Costs per Class Vehicle. Whether and what amount of Covered Costs should be awarded pursuant to this provision shall be determined by the Settlement Administrator consistent with this Settlement Agreement, subject to an appeal adjudicated by the Settlement Administrator. Defendants will not be entitled to assert any legal defenses to these Covered Costs, although Defendants may demonstrate that a claimant does not meet the requirements of this Settlement Agreement. Members of the Settlement Class opting for relief under this Section may, at any time prior to a final determination of their award, opt instead to receive the payment that he or she would be entitled to under III.A.1.
Notwithstanding the definition of Covered Costs, the recoverable cost of parts and labor incurred as a result of a Covered Event that occurred when the Class Vehicle had between 500,001 miles and 1,000,000 miles are capped at seven thousand five hundred dollars ($7,500) for all Covered Events. Parts and labor incurred as a result of a Covered Event that occurred when the Class Vehicle had 1,000,001 miles or more are not compensated. For the avoidance of doubt, total compensation for all Covered Costs for any member of the Settlement Class for a given Class Vehicle shall not exceed fifteen thousand dollars ($15,000).
All costs not expressly defined above as a Covered Cost are excluded, including opportunity costs (e.g., lost opportunity due to unreliable Class Vehicle) and the cost of replacing employees.
Members of the Settlement Class opting for relief under this Section must sign a certification stating under penalty of perjury: “I certify that the oil and filters were regularly changed on this vehicle within the timeframes recommended by Navistar.”
B.     Compensation In Connection With Leased Class Vehicles
1.     Leases From Navistar

Any member of the Settlement Class who leased a Class Vehicle from Defendants, Defendants’ corporate affiliates, or an Authorized Navistar Dealer will recover on the same terms as owners of Class Vehicles.
2.     Class Members Who Leased From Any Party Other Than Navistar
If a Class Member who owned a Class Vehicle leased that Class Vehicle for 30 days or less to another individual or entity, the owner, but not the lessee, may elect the Cash Option or the Rebate Option, or the Individual Prove-Up Option for Covered Costs paid by the owner, not the lessee, for the time period of the lease. The lessee of said lease of thirty (30) days or less is not a Class Member. If a Class Vehicle was leased for more than thirty (30) days, the Class Member who was the lessor and the Class Member who was the lessee of said Class Vehicle are each eligible, with sufficient Proof of Ownership or Lease, for half of the Cash Option or half the Rebate Option for the time period of the lease. Each lessor and lessee may instead independently elect the Individual Prove-Up Option. Co-Lead Class Counsel and Defendants’ Counsel agree to work in good faith to determine appropriate cash/rebate apportionment through the claims administration process in the unlikely event that there is some lessor-lessee arrangement that is not already expressly anticipated by this Settlement Agreement.
C.     Allocation Of Funds In The Event Of Oversubscription Or Undersubscription
If either the Cash Fund or Rebate Fund is oversubscribed-i.e., more claims for that type of compensation are approved than dollars or value available in that fund-and the other fund is undersubscribed- i.e., fewer claims for that type of compensation are approved than dollars or value available in that fund-then the dollars or value remaining in the undersubscribed fund shall “waterfall” into the oversubscribed fund until all approved claims in the oversubscribed fund are paid or all dollars or value in the undersubscribed fund is spent. In no event, however, shall more than thirty-five million dollars ($35 million) of the Rebate Fund “waterfall” into the Cash Fund. Any remaining dollars within the Cash Fund after any necessary “waterfall” shall be reallocated pro rata within the original Cash Fund to previously-approved, valid claims within that Cash Fund. Any remaining rebate commitments within the Rebate Fund after any necessary “waterfall” (“Additional Rebates”) will be issued to certain members of the Settlement Class (“Rebate Claimants”) who initially elected and qualified for a rebate under Section III.A.2 above
(“Initial Rebate”). Additional Rebates will be subject to the same terms and conditions as Initial Rebates. They will not be transferable or stackable, including with Initial Rebates. The assumed value of a Rebate Claimant’s Additional Rebate(s) will be the average value of the Initial Rebate(s) (“Initial Rebate Value”) received by the particular Rebate Claimant. Additional Rebates will be issued sequentially to eligible Rebate Claimants in ascending order of Initial Rebate Value, until the Rebate Fund is exhausted. No member of the Settlement Class may be issued more than ten (10) rebates of any kind. Should this limitation prevent the exhaustion of the Rebate Fund, then the Parties agree that the Honorable Wayne Andersen (retired) shall have sole and final authority to order a fair distribution of the remainder of the Rebate Fund in the form of Additional Rebates or pro rata increases in Initial Rebates, so long as the net result is that Defendants pay the full one-hundred thirty-five million dollars ($135 million) in cash payments and rebates to the Class, including Attorneys’ Fees, Costs, Service Awards, and Settlement Fees and Expenses.

If, after any applicable “waterfall”, one or both funds are oversubscribed, then claims within any oversubscribed fund will be reduced pro rata. In the Rebate Fund, that means that each rebate will be reduced by an equal amount until the fund is no longer oversubscribed. In the Cash Fund, that means that each cash award will be reduced by an equal percentage until the fund is no longer oversubscribed.
IV.     ADMINISTRATION OF THE SETTLEMENT

A.	Establishment And Administration Of The Cash Fund As A Qualified Settlement Fund
Within thirty (30) days after the entry of the Final Order and Judgment (provided that Navistar will fund the Escrow Account by December 30, 2019 if Final Approval is granted on or before December 20, 2019), Defendants shall pay the total sum of the Cash Fund (less any costs and expenses related to Settlement Fees and Expenses already paid by Defendants) into the Escrow Account to be held in escrow by the Settlement Administrator with Signature Bank (the “Bank”) to be chosen by Co-Lead Class Counsel and subject to approval by Defendants, which approval shall not be unreasonably withheld. The Cash Fund shall be established as a Qualified Settlement Fund (“QSF”) within the meaning of Treasury Regulation Section 1.468B-1, pursuant to the subject matter jurisdiction of the Court under Treasury Regulation Section 1.468Bl(c)(1) and an order to be entered by the Court establishing a QSF within the meaning of Treasury Regulation Section 1.468B-1. After the Cash Fund has been paid into the Escrow Account, the Parties and the Settlement Administrator agree to treat the Cash Fund as a QSF within the meaning of Treas. Reg. § 1.468B-1. All provisions of this Settlement shall be interpreted in a manner that is consistent with the Cash Fund being a QSF within the meaning of Treasury Regulation § 1.468B-1.
1.     The Bank
The Cash Fund shall be held at the Bank, which financial institution shall be responsible for any and all investment-related decisions, following the Settlement Administrator’s investment policy for fiduciaries, which is based on safety of principal, no bank balance sheet exposure, and zero sweep accounts for distributions to Plaintiffs once authorized. The Bank shall be responsible for the issuance of any checks and/or wire transfers from the Cash Fund once authorized. Fees and costs for all service related to the Fund shall not exceed $10,000 except by agreement of the Parties.
2.     Cash Fund, Distributions And Expenses
No portion of the Cash Fund shall be made available to the Settlement Class except as specifically set forth in this Settlement Agreement. Until such time as the Cash Fund is distributed, the Settlement Class shall not possess any rights to demand or receive any portion of the monies or the escrowed monies or to mortgage, pledge, or encumber the same in any manner. To the extent possible, the terms of the Settlement Agreement shall be construed so as to prevent Plaintiffs from being in constructive receipt, as determined under federal income tax principles, of the Cash Fund. All expenses incurred in administering the Cash Fund, including without limitation, the fees and expenses of the Bank and Settlement Administrator, shall be paid from the Cash Fund.

If this Settlement Agreement does not for any reason become final or effective or is otherwise rescinded, withdrawn, or abrogated before the Effective Date of the Settlement, then all amounts that have been paid by Defendants into the Escrow Account shall be returned to Defendants.
3.     Administrator Of The Cash Fund
For the purposes of Section 468B of the Internal Revenue Code of 1986, as amended, and Treas. Reg. § 1.468B as promulgated thereunder, the “administrator” shall be the Settlement Administrator or its successors. The Settlement Administrator shall have the authority to conduct any and all activities necessary to administer the Cash Fund. The Settlement Administrator shall submit personally to the jurisdiction of the Court. The Settlement Administrator shall be indemnified and held harmless by Plaintiffs and the Settlement Class from any claims made by any alleged lien holder or other person or entity that attempts to assert a right of payment, reimbursement, or garnishment against the Cash Fund.
4.     QSF-Related Duties Of The Settlement Administrator
The Settlement Administrator shall timely and properly file, or cause to be filed, all federal, state, or local tax returns and information returns (together, “Tax Returns”) necessary or advisable with respect to the earnings on the funds deposited in the Cash Fund (including without limitation the returns described in Treas. Reg. § 1.468B-2(k)). Such Tax Returns shall be consistent with this subparagraph and in all events shall reflect that all taxes (including any estimated taxes, earnings, or penalties) on the income earned on the funds deposited in the Cash Fund shall be paid out of such funds as provided herein.
In all events, Defendants and Defendants’ Counsel shall have no liability or responsibility whatsoever for the taxes or the filing of any Tax Return or other document with the Internal Revenue Service or any other state or local taxing authority. Defendants and Defendants’ Counsel shall have no liability or responsibility for the taxes of the Cash Fund with respect to the Cash Fund Amount nor the filing of any Tax Returns or other documents with the Internal Revenue Service or any other taxing authority, nor any expenses associated therewith (beyond those expenses being paid from the Cash Fund as provided herein). In the event any taxes are owed by any of the Defendants or Defendants’ Counsel on any earnings on the funds on deposit in the Cash Fund, such amounts shall also be paid out of the Cash Fund.
Taxes with respect to the Cash Fund shall be treated as, and considered to be, a cost of administration of the Settlement and shall be timely paid, or caused to be paid, by the Settlement Administrator out of the Cash Fund without prior order from the Court or approval by Defendants. The Settlement Administrator shall be obligated (notwithstanding anything herein to the contrary) to withhold from distribution to the Settlement Class any funds necessary to pay such amounts (as well as any amounts that may be required to be withheld under Treas. Reg. § 1.468B-2(l)(2)). The Parties agree to cooperate with each other, and their tax attorneys and accountants to the extent reasonably necessary, to carry out these provisions.
The Settlement Administrator shall obtain a Federal Taxpayer Identification Number for the Cash Fund upon the execution of an order by the Court establishing the Cash Fund. The Settlement Administrator is authorized, upon final distribution of all monies paid into the Cash Fund, to take appropriate steps to wind down the Cash Fund and thereafter the Settlement Administrator is discharged from any further responsibility with respect to the Cash Fund.
B.     Duties Of The Settlement Administrator
Promptly after Preliminary Approval, the Parties will direct the Settlement Administrator to issue Class Notice, receive and appropriately respond to all claims submitted by a member of the Settlement Class, and to otherwise administer the Settlement Agreement. The Settlement Administrator will (1) assign personnel to manage the settlement implementation process, including Class Notice, (2) establish a toll-free telephone number that members of the Class may call to obtain information, (3) establish a mailing address to which members of the Settlement Class can send claims for reimbursement and (4) create a Settlement Website containing information about the Settlement, including claim forms for download or electronic submission. All costs and expenses related to the administration of this Settlement, whenever paid by
Defendants, will be deducted from the Cash Fund.
C.     Notice To Members Of The Settlement Class
The cost of Class Notice and other Settlement Fees and Expenses, as agreed to by the Settling Parties, will be paid from the Cash Fund. Prior to the funding of the Cash Fund, Defendants will make payments necessary to cover the costs of Class Notice and other Settlement Fees and Expenses. Such pre-payments will be deducted from the amount ultimately contributed to the Cash Fund following the Effective Date.
1.     Components And Timing Of Class Notice
Class Notice will be accomplished through a combination of the Short Form Notice, Email Notice, notice through the Settlement Website, and Long Form Notice, each of which is described below, as specified in the anticipated Preliminary Approval Order and this Settlement Agreement and in order to comply with all applicable laws, including but not limited to, Fed. R. Civ. P. 23, the Due Process Clause of the United States Constitution, and any other applicable statute, law, or rule.
As soon as practicable after the Preliminary Approval Order, the Settlement Administrator will obtain the name, last known address, and email address of each potential member of the Settlement Class, to the extent such information is reasonably available in Navistar’s records and/or public records. If contact information is not available in the Defendants’ records, the Settlement Administrator will seek contact and vehicle information from public records, including records obtained from the Department of Motor Vehicles, for all fifty (50) States, the District of Columbia, Puerto Rico, and all other United States territories and/or possessions. Vehicle information includes, but is not limited to, the inferred date of purchase, lease information, new/used purchase information, and year, make, and model of the vehicle. Thereafter, the Settlement Administrator shall substantially complete initial dissemination of notice in the manner described below with the intention of substantially completing initial notice within eight (8) weeks after the entry of the Preliminary Approval Order.

2.     Short Form Notice
The Settlement Administrator shall send the Short Form Notices, substantially in the form attached hereto as Exhibit A-2, by First Class U.S. Mail, proper postage prepaid, to members of the Settlement Class. In addition, the Settlement Administrator shall: (a) re-mail any notices returned by the United States Postal Service with a forwarding address as soon as practicable; and (b) by itself or using one or more address research firms, as soon as practicable following receipt of any returned notices that do not include a forwarding address, research such returned mail for more accurate addresses and promptly mail copies of the applicable notice to any more accurate addresses so found.
3.     Email Notice
The Settlement Administrator shall send the Email Notices, substantially in the form attached hereto as Exhibit A-4, by email to members of the Settlement Class for whom an email address was located.
4.     Settlement Website And Long Form Notice
The Settlement Administrator shall establish a Settlement Website that will inform members of the Settlement Class of the terms of the Settlement Agreement, their rights, dates and deadlines, and related information. The Settlement Website shall include, in .pdf format, materials agreed upon by the Parties and/or required by the Court, including the Long Form Notice. The Settlement Website shall also allow Class Members, upon entry of their information, to receive preliminary calculations of the “up to” compensation amount they could receive under the Cash Option or the Rebate Option if Class Members submit valid claims. Class Members would then be able to continue to submit a claim with that information online or in hard copy. The Settlement Website will “pre-populate” claims information to the extent the Settlement Administrator possesses it.
The Settlement Administrator will send, via First Class U.S. Mail, the Long Form Notice to those persons who request it.
5.     Class Action Fairness Act Notice
In compliance with the attorney general notification provision of the Class Action Fairness Act, 28 U.S.C. § 1715, within ten (10) days after the motion for Preliminary Approval is filed, the Settlement Administrator shall provide notice of this proposed Settlement, as well as all other documents required by the Class Action Fairness Act, to the Attorney General of the United States, and to the attorneys general of each state or territory in which a Class Member may reside. The Settlement Administrator will provide copies of such notifications to Co-Lead Class Counsel and Defendants’ Counsel at the time of their submission to the attorneys general.
D.     Submission Of Claims
To obtain compensation under Section III, a member of the Settlement Class must submit a timely claim to the Settlement Administrator. Co-Lead Class Counsel and Defendants’ Counsel will participate in the design of the claims administration process and will receive periodic information about the Settlement Administrator’s handling of claims, including but not limited to information identifying the claims and claimants, sufficient to let them comment upon and/or raise objections to how it is being performed. Co-Lead Class Counsel will work continuously with Defendants’ Counsel throughout the claims administration process to ensure that the claims process is fair and that the number of valid claims is maximized.
1.     Deadline To Submit Claims
The Settlement Administrator will not review or pay any claims for monetary compensation submitted by a member of the Settlement Class more than one-hundred-eighty (180) calendar days after the Fairness Hearing. The Settling Parties reserve the right to jointly move the Court to permit late-filed claims.

2.	Content Of And Support For Claims
a.     Identification Of Benefit Sought
All claims for monetary compensation must indicate whether the claimant is submitting a claim for one of the options in Section III.A, and which option is being selected. These options will be readily apparent on the Settlement Website.
b.     Proof Of Membership In The Class
All claims for compensation must include Proof of Membership in the Class. Co-Lead Class Counsel and Defendants will work in good faith with the Settlement Administrator when designing the claims-submission feature of the Settlement Website to simplify the ability of persons known to Navistar to be Original Owners or Lessees of Class Vehicles to confirm their status as Class Members without needing to independently submit all of the information otherwise required to show Proof of Membership in the Class.
3.     Rejected Claims/Opportunity To Cure Deficiencies
The Settlement Administrator may reject any claim that does not include the required information, documentation, or certification specified in the previous subsection. The Settlement Administrator may investigate any claim, including by requesting from the member of the Settlement Class additional documentation to determine whether the claim is valid. If the Settlement Administrator rejects a claim, it will advise the member of the Settlement Class who submitted the claim of the reason(s) for the rejection (e.g., missing information, documentation, or certification, ineligibility to submit a claim, claim does not involve a Class Vehicle). If a claim is rejected due to missing information or documentation, the Settlement Administrator will give the member of the Settlement Class thirty (30) days to resubmit that claim along with additional information, so long as the claim was originally submitted by the deadline to submit the claim. The Settlement Administrator will copy Co-Lead Class Counsel and Defendants’
Counsel on all rejected claims.
4.     Disputed Claims
If a member of the Settlement Class disputes either the Settlement Administrator’s rejection of a claim or the amount to be reimbursed pursuant to a claim, the member of the Settlement Class may appeal the Settlement Administrator’s decision by submitting the claim, the Settlement Administrator’s decision on the claim, and an explanation of the Settlement Administrator’s alleged error to the Settlement Administrator within thirty (30) days of the postmark date on the envelope, or the date of the email, in which the Settlement Administrator sent its decision to the member of the Settlement Class. The Settlement Administrator will share all appeals received with Co-Lead Class Counsel and Defendants’ Counsel, and shall make a final, binding determination of the appeal following its receipt of the Settlement Parties’ responses to the appeal.
V.     ATTORNEYS’ FEES AND COSTS AND SERVICE AWARDS
A.     Attorneys’ Fees And Costs
All Attorneys’ Fees and Costs shall be paid out of the Cash Fund in an amount to be awarded by the Court. Co-Lead Class Counsel will apply to the Court on behalf of themselves and other counsel for members of the Class for an award of Attorneys’ Fees and Costs. Co-Lead Class Counsel’s request for Attorneys’ Fees and Costs will not exceed forty million dollars ($40 million) in aggregate fees and costs. Co-Lead Class Counsel shall be entitled to the Attorneys’ Fees and Costs awarded by the Court (subject to the limitations of this Section) immediately upon funding of the Escrow Account, and all such amounts will be paid from the Cash Fund. Co-Lead Class Counsel, along with Liaison Counsel Laurel Bellows, shall have the authority to determine and make an allocation of Attorneys’ Fees and Costs to any counsel representing any member of the Class who claims an entitlement to share in any fees or costs approved by the Court. Any disputes regarding such allocation shall be resolved by the Court and shall not be considered a basis for withdrawal from the settlement as described below in Section VI.E.
Any payment of Attorneys’ Fees and Costs made pursuant to this Section shall be subject to the joint and several obligation of Fee Recipients to make refunds or repayments to the Cash Fund of any paid amounts, plus accrued earnings at the same net rate as is earned by the Cash Fund, if the Settlement is terminated pursuant to the terms of this Settlement Agreement or fails to become effective for any reason, or if, as a result of any appeal or further proceedings on remand or successful collateral attack, the award of Attorneys’ Fees and Costs is reduced or reversed by court order. Fee Recipients shall make the appropriate refund or repayment in full no later than thirty (30) calendar days after receiving notice of the termination of the Settlement, notice from a court of appropriate jurisdiction of the disapproval of the Settlement by court order or notice of any reduction or reversal of the award of Attorneys’ Fees and Costs by court order. Each Fee Recipient, on behalf of itself and each partner and/or shareholder of such firm, agrees that (i) it and each of its partners and/or shareholders are subject to the jurisdiction of the Court for the purpose of enforcing this provision, (ii) it and its partners and/or shareholders shall be jointly and severally liable for the repayment of all Attorneys’ Fees and Costs awarded by the Court and paid by the Cash Fund, as well as accrued interest and (iii) the Court may, upon application of Defendants or Defendants’ counsel, summarily issue orders, including, without limitation, judgments and attachment orders, and may make appropriate findings of or sanctions for contempt against any law firm or any of its partners and/or shareholders should such law firm fail to timely repay Attorneys’ Fees and Costs pursuant to this paragraph. Fee Recipients further agree that in the event the full amount paid by the Cash Fund to Fee Recipients plus accrued interest is not repaid within the time frame required by this paragraph, Fee Recipients shall be responsible for all fees and costs incurred by Defendants in seeking and obtaining from Fee Recipients such sums that remain unpaid.

B.     Service Awards For Named Plaintiffs
As part of their motion seeking final approval of the Settlement to be considered at the Fairness Hearing, and in recognition for the Named Plaintiffs’ work on behalf of the class, Co-Lead Class Counsel will submit to the Court an application for a twenty-five thousand dollar ($25,000) Service Award for each of the Named Plaintiffs. Any set of Named Plaintiffs with overlapping ownership shall be entitled to only one such Service Award. Any Service Awards ordered by the Court will be paid out of the Cash Fund within forty-five (45) days of the Effective Date, provided that Co-Lead Class Counsel have provided to the Settlement Administrator completed W-9 forms for the Named Plaintiffs at least twenty-one (21) days before payment. Any Service Awards are in addition to other payments under the Settlement.
VI.     SETTLEMENT APPROVAL PROCESS
A.     Preliminary Approval of Settlement
Promptly after execution of the Settlement Agreement, Co-Lead Class Counsel will present the Settlement Agreement to the Court, along with a motion requesting that the Court issue a Preliminary Approval Order substantially in the form attached as Exhibit A-1, which will include, among other things:

•	A finding that the Court will likely be able to approve the Settlement under Fed. R. Civ. P. 23(e)(2);

•	A finding that the Court will likely be able to certify the Class for settlement purposes;

•	Approval of the Class Notice substantially in the same form as Exhibits A-2, A-3, and A-4 for distribution to the Class;

•
A direction that the Settlement Administrator, through data aggregators or otherwise, is authorized to request and receive contact and vehicle information from the Department of Motor Vehicles for all fifty (50) States, the District of Columbia, Puerto Rico, and all other United States territories and/or possessions for all VINs for Class Vehicles.

•
A direction that each potential member of the Class who wishes to be excluded from the Settlement Class must respond to the Class Notice in writing in accordance with the instructions set forth in the Class Notice and that their responses must be received by the date set forth in the Preliminary Approval Order;

•
A finding that the Class Notice constitutes the best practicable notice under the circumstances, including individual notice to all Class Members who can be identified with reasonable effort, and constitutes valid, due, and sufficient notice to Class Members in full compliance with the requirements of applicable law, including the Due Process Clause of the United States Constitution;

•
A direction that, pending final determination of the application for approval of this Settlement Agreement, all proceedings in the Litigation other than settlement approval proceedings shall be stayed and all Class Members who do not validly request exclusion from the Class shall be enjoined from commencing or prosecuting any Released Claim in any court or before any tribunal;

•	A direction that any Class Member who does not properly and timely request exclusion from the Class will be bound by the Final Order and Judgment;

•	The scheduling of a Fairness Hearing;

•
A direction that the Settlement Administrator shall provide the Opt Out List to the Court and to Defendants’ Counsel and Co-Lead Class Counsel no less than twenty-one (21) days before the Fairness Hearing. If further requests for exclusion be received after that date, the Settlement

Adminsitrator shall provide an updated Opt Out List no later than nine (9) days after providing the first Opt Out List;

•
A direction that Co-Lead Class Counsel shall file a motion for Attorneys’ Fees and Costs and Named Plaintiffs’ Service Awards at least thirty (30) days prior to the date set forth in the Preliminary Approval Order as the deadline for the objections, and any supplemental brief in support of final approval of the Settlement Agreement no later than seven (7) days prior to the Fairness Hearing;

•
A direction that any member of the Settlement Class who wishes to object to the proposed Settlement, the proposed Final Order and Judgment, the motion for Attorneys’ Fees and Costs and/or Named Plaintiffs’ Service Awards must file and serve such objections no later than the date set forth in the Preliminary Approval Order, which shall be approximately twenty-four (24) days before the Fairness Hearing, together with copies of all papers in support of his or her position as provided in Section VI.B.1 of the Settlement Agreement.

B.     Response To Notice
1.     Objections To Settlement
Any member of the Settlement Class who intends to object to this Settlement Agreement or the Settlement contained therein must, by the date specified in the anticipated Preliminary
Approval Order and recited in the Class Notice, file any such objection with the Court, and provide copies of the objection to: (1) Adam J. Levitt of DiCello Levitt Gutzler (Co-Lead Class
Counsel), Ten North Dearborn Street, Eleventh Floor, Chicago, Illinois 60602; and (2) Mark S.
Mester and Kathleen P. Lally of Latham & Watkins, LLP (Defendants’ Counsel), 330 North Wabash Avenue, Suite 2800, Chicago, Illinois 60611.
Any objection to the Settlement Agreement must be individually and personally signed by the member of the Settlement Class submitting it. If the member of the Settlement Class is an entity and not an individual, the objection must be signed by an officer or director of the entity and include an affidavit that attests to that person’s ability to act on behalf of that entity. If the member of the Settlement Class is represented by counsel, the objection must also be signed by such counsel. Any objection must include:

•	The objecting member of the Settlement Class’s full name, address, and telephone number;

•	The model, model year, and VIN of the objecting member of the Settlement Class’s Class Vehicle(s), along with Proof of Membership in the Class;

•	A written statement of all grounds for the objection, accompanied by any legal support for the objection;

•	Copies of any papers, briefs, or other documents upon which the objection is based;

•
A list of all cases in which the member of the Settlement Class and/or member of the Settlement Class’s counsel filed or in any way participated-financially or otherwise-the filing of an objection to a class settlement during the preceding five years;

•	The name, address, email address, and telephone number of every attorney representing or assisting the objector; and

•
A statement indicating whether the objector and/or his or her counsel intends to appear at the Fairness Hearing and, if so, a list of all persons, if any, who will be called to testify in support of the objection.

Any Class Member who does not file a timely written objection to the Settlement and notice of his or her intent/non-intent to appear at the Fairness Hearing, or who otherwise fails to comply with the requirements of this Section shall be foreclosed from seeking any adjudication or review of the Settlement by appeal or otherwise.
2.     Request For Exclusion
Any Class Member who wishes to be excluded from the Class and to become an Opt Out must submit a request for exclusion to the Settlement Administrator at the address specified in the Class Notice by the date specified in the anticipated Preliminary Approval Order and recited in the Class Notice. Class Members who wish to be excluded from the Settlement Class must do so with respect to all Class Vehicles they own(ed) or lease(d). Class Members may not exclude themselves from the Class with respect to one or more Class Vehicles while seeking relief through the Settlement with respect to other Class Vehicles. To be effective, the request for exclusion must be sent via First Class U.S. Mail to the address specified in the Class Notice and:

•	Include the Class Member’s full name, address, and telephone number;

•	Identify the model, model year, and VIN of the Class Member’s Class Vehicle(s);

•
Explicitly and unambiguously state his, her, or its desire to be excluded from the Settlement Class in In re Navistar MaxxForce Engines Marketing, Sales Practices and Products Liability Litigation; and

•
Be individually and personally signed by the Class Member. If the Class Member is an entity and not an individual, the objection must be signed by an officer or director of the entity and include an affidavit that attests to that person’s ability to act on behalf of that entity.

Any Class Member who fails to submit a timely and complete request for exclusion sent to the proper address shall be subject to and bound by this Settlement and every order or judgment entered pursuant to this Settlement. Any purported request for exclusion or other communication sent to such address that is unclear or internally inconsistent with respect to the Class Member’s desire to be excluded from the Settlement Class will be deemed invalid unless determined otherwise by the Court. Requests for exclusion can only be submitted on behalf of each Class Vehicle(s) owned or leased by a particular Class Member. For example, mass-opt outs and class requests for exclusion that are not signed by each Class Member in the manner described above shall not be permitted. Requests for Exclusion signed only by counsel or other representative shall also not be permitted.
The Settlement Administrator will receive requests for exclusion and will follow guidelines developed jointly by Co-Lead Class Counsel and Defendants’ Counsel for determining in the first instance whether they meet the requirements for Opting Out. Any communications from Class Members (whether styled as an exclusion request, an objection, or a comment) as to which it is not readily apparent that the Class Member meant to exclude himself, herself, or itself from the Class will be evaluated jointly by Co-Lead Class Counsel and Defendants’ Counsel, who will make a good faith evaluation, if possible, of the Class Member’s intentions. Any uncertainties about whether a Class Member is requesting exclusion from the Settlement Class will ultimately be resolved by the Court.

The Settlement Administrator will maintain a list of all Opt Outs. The Settlement Administrator shall report the names and addresses of all such entities and natural persons requesting exclusion-the Opt Out List-to the Court, Co-Lead Class Counsel, and Defendants’ Counsel no less than twenty-one (21) days prior to the Fairness Hearing, and the Settling Parties will request that the Court attach this Opt Out List as an exhibit to the Final Order and Judgment.
C.     Fairness Hearing
On the date set forth in the anticipated Preliminary Approval Order, a Fairness Hearing will be held at which the Court will: (1) decide whether to approve the Settlement Agreement as fair, reasonable, and adequate; (2) decide whether to approve the application for a Service Award for the Named Plaintiffs; (3) decide whether to approve Co-Lead Class Counsel’s motion for Attorneys’ Fees and Costs; and (4) decide whether to certify the Class. The Settling Parties will request that the Court hold the Fairness Hearing approximately twenty-one (21) days after the deadline for submitting objections and requests for exclusion.
D.     Final Order And Judgment
If the Court grants final approval to this Settlement Agreement, the Settling Parties will request that the Court issue a Final Order and Judgment directing the entry of judgment pursuant to Fed. R. Civ. P. 54(b) ordering the following:

•	Certifying the Class;

•	Approving the Settlement as fair, reasonable, and adequate as it applies to the Class;

•	Declaring the Settlement to be binding on the Settling Parties and Settlement Class;

•
Dismissing on the merits and with prejudice all cases underlying the multidistrict litigation In re Navistar MaxxForce Engines Marketing, Sales Practices and Products Liability Litigation other than those in which named or individual plaintiffs have Opted Out;

•	Forever discharging the Released Parties from all Released Claims;

•	Indicating the amount of the Service Award for the Named Plaintiffs;

•	Indicating the amount of Attorneys’ Fees and Costs to be awarded to Co-Lead Class Counsel; and

•
Providing that all Class Members who did not Opt Out be permanently enjoined from commencing or prosecuting any action, suit, proceeding, claim, or cause of action asserting the Released Claims in any court or before any tribunal.

E.     Withdrawal From Settlement
1.     Withdrawal Rights Of Any Of The Settlement Parties
Any of the Settling Parties shall have the option to withdraw from this Settlement Agreement, and to render it null and void, if any of the following occurs:
a.    Any objections to the proposed Settlement are sustained and such objection results in Court-ordered changes to the Settlement Agreement that the withdrawing party deems to be material (e.g., because it increases the cost of the settlement, delays approval and/or implementation of the Settlement, or deprives the withdrawing party of a benefit of the Settlement);

b.    Any attorney general is allowed to intervene in the action and such intervention results in Court-ordered changes to the agreement that the withdrawing party deems to be material (e.g., because it increases the cost of the Settlement, delays approval and/or implementation of the Settlement, or deprives the withdrawing party of a benefit of the Settlement);
c.    The preliminary or final approval of the Settlement Agreement is not obtained without modification to the proposed preliminary approval order attached as Exhibit A-1 to this Settlement Agreement or the proposed final order to be filed in support of final approval, and any modification to such orders requested or stated by the Court as a condition for approval is deemed to be material and is not agreed to by the withdrawing party (e.g., because it increases the cost of the Settlement, delays approval and/or implementation of the Settlement, narrows the definition of or refuses to certify the Settlement Class, or deprives the withdrawing party of a benefit of the Settlement);
d.    Entry of the Final Order and Judgment described in this Settlement is reversed or modified by an appellate court in a manner that the withdrawing party deems to be material.
For the purposes of this Section, any reduction in the amount of Attorneys’ Fees and Costs or Service Award requested shall not be deemed a material change to the Settlement Agreement.
2.     Withdrawal Rights Of Defendants
Defendants shall have the option to withdraw from this Settlement Agreement and to render it null and void based on a certain number of Opt Outs. The Parties have reached a separate agreement about when and how Defendants may assert such rights, which they will seek leave to file under seal.
3.     Withdrawal Rights Of Co-Lead Class Counsel
Co-Lead Class Counsel shall have the option to withdraw from this Settlement Agreement on behalf of Named Plaintiffs and the Settlement Class and to render it null and void based on the oversubscription of both the Cash Fund and the Rebate Fund under certain circumstances. The Parties have reached a separate agreement about when and how Co-Lead
Class Counsel may assert such rights, which they will seek leave to file under seal.
4.     Procedures For Withdrawal
The Settling Parties must follow the following procedures in order to withdraw from the Settlement:
a.     In order to elect to withdraw from the Settlement and terminate the Settlement Agreement on the basis set forth in Section VI.E.2, Defendants must notify Co-Lead Class Counsel in writing of their election to do so within ten (10) days after the Opt Out List has been served on the parties. If the first Opt Out List circulated by the Settlement Administrator does not contain sufficient Opt Outs to trigger Defendants’ right to withdraw, but the Settlement Administrator subsequently provides an updated Opt Out List containing sufficient Opt Outs to trigger

Defendants’ right to withdraw, then Defendants shall have ten (10) days from the circulation of the updated Opt Out List to exercise that right, and the Settling Parties shall have the right at either’s discretion to request that the Court postpone the Fairness Hearing by the number of days between the provision of the initial and updated Opt Out Lists. In the event that Defendants exercise their right to withdraw under Section VI.E.2, Co-Lead Class Counsel shall have, at their discretion, ten (10) days or such longer period as agreed to by the Settling Parties to address the concerns of the Opt Outs. If through such efforts the total number on the Opt Out List subsequently becomes and remains fewer than the number submitted pursuant to Section VI.E.2, Defendants shall withdraw their election to withdraw from the Settlement and terminate the Settlement Agreement. In no event, however, shall Defendants have any further obligation under this Agreement to any Opt Out unless he or she withdraws his or her request for exclusion.
b.    In order to elect to withdraw from the Settlement and terminate the Settlement Agreement on the basis set forth in Section VI.E.3, Co-Lead Class Counsel must notify Defendants’ Counsel in writing of their election to do so within ten (10) days after the close of the deadline to submit claims. In the event that Co-Lead Class Counsel exercise their right to withdraw under Section VI.E.3, Defendants shall have, at their discretion, ten (10) days or such longer period as agreed to by the Settling Parties to address the concern of the oversubscription. If through such efforts the issue of the oversubscription is addressed in a manner that does not require a pro rata reduction of the claims of the members of the Settlement Class, Co-Lead Class Counsel shall withdraw their election to withdraw from the Settlement and terminate the Settlement Agreement.
c.    To withdraw from the Settlement Agreement under any other provision of this Section, the withdrawing party must provide written notice of withdrawal to the other party’s lead counsel and to the Court.
In the event either party withdraws from the Settlement, this Settlement Agreement shall be null and void, shall have no further force and effect with respect to any party in the Litigation, and shall not be offered in evidence or used in any litigation for any purpose, including the existence, certification, or maintenance of any purported class. In the event of such withdrawal, this Settlement Agreement and all negotiations, proceedings, documents prepared, and statements made in connection herewith shall be without prejudice to the Settling Parties, and shall not be deemed or construed to be an admission or confession by any party of any fact, matter, or proposition of law, and shall not be admitted into evidence or otherwise used in any manner for any purpose, and all parties to the Litigation shall stand in the same position as if this Settlement Agreement had not been negotiated, made, or filed with the Court. Without limiting the foregoing, this Settlement Agreement and the fact of the Settlement shall not be used or relied upon in this or any other proceeding as evidence of the suitability of Named Plaintiffs’ claims, or any claims related to EGR, for class treatment under Fed. R. Civ. P. 23 or any other rule or statute. Upon withdrawal, either party may elect to move the Court to vacate any and all orders entered pursuant to the provisions of this Settlement Agreement.

VII.     RELEASE OF SETTLEMENT CLASS CLAIMS
The Settling Parties agree to the following Release, which shall take effect upon the Effective Date:
A.     Release
In consideration of the Settlement, the Named Plaintiffs and each member of the Settlement Class, on behalf of themselves and any other legal or natural persons who may claim by, through, or under them, agree to fully, finally, and forever release, relinquish, acquit, discharge, and hold harmless the Released Parties from any and all claims, demands, suits, petitions, liabilities, causes of action, rights, and damages of any kind and/or type regarding the subject matter of the Litigation, including, but not limited to, compensatory, exemplary, punitive, and expert and/or attorneys’ fees or by multipliers, whether past, present, or future, mature, or not yet mature, known or unknown, suspected or unsuspected, contingent or non-contingent, derivative or direct, asserted or un-asserted, whether based on federal, state or local law, statute, ordinance, regulation, code, contract, common law, or any other source, or any claim of any kind arising from, related to, connected with, and/or in any way involving the Litigation or the Class
Vehicles in any manner that are defined, alleged, included, or described in the Second or Third Amended Consolidated Class Action Complaint, the Litigation, or any amendments of the Litigation (collectively, the “Released Claims”).
In connection with this Settlement Agreement, the Named Plaintiffs and members of the Settlement Class acknowledge that they may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those that they now know or believe to be true concerning the subject matter of the Litigation and/or the Release herein. Nevertheless, it is the intention of Co-Lead Class Counsel and the members of the Settlement Class in executing this Settlement Agreement to fully, finally, and forever settle, release, discharge, and hold harmless all such matters, and all claims relating thereto which exist, hereafter may exist, or might have existed (whether or not previously or currently asserted in any action or proceeding) with respect to the Litigation, except as otherwise stated in the Settlement Agreement.
The Named Plaintiffs expressly understand and acknowledge, and all Named Plaintiffs and members of the Settlement Class will be deemed by the Final Order and Judgment to acknowledge and waive, Section 1542 of the Civil Code of the State of California, which provides that:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
The Named Plaintiffs and members of the Settlement Class expressly waive and relinquish any and all rights and benefits that they may have under, or that may be conferred upon them by, the provisions of Section 1542 of the California Civil Code, or any other law of any state or territory that is similar, comparable, or equivalent to Section 1542, to the fullest extent they may lawfully waive such rights.

Defendants release Named Plaintiffs and Co-Lead Class Counsel from any potential claims, counter-claims, or other relief (including the ability to seek a bill of costs under the Federal Rules of Civil Procedure) arising from the Litigation and that could have been asserted against Named Plaintiffs or Co-Lead Class Counsel as of the date of this Settlement Agreement.
B.     Named Plaintiffs’ Release
In addition, the Named Plaintiffs will execute individual releases and waivers in the form attached hereto as Exhibit A-5, releasing all claims of any kind arising from, related to, in connection with, or in any way involving the allegations in the Second or Third Amended Consolidated Class Action Complaint, their individual or separate class complaints, the Litigation, or the Class Vehicles.
C.     Limitation On Release
Nothing in this Agreement or Release shall be interpreted to modify or diminish the manufacturer’s limited, written warranty with respect to a Class Vehicle.
Nothing in this Release shall affect any lease, loan, or purchase payments due Defendants or their affiliates.
Members of the Settlement Class are not releasing any entitlement to Future Authorized Field Changes.
Members of the Settlement Class (other than Named Plaintiffs) are not releasing any claims for personal injury or damage to property other than the Class Vehicle and Covered Costs, and such claims are not included in the Release. The Final Order and Final Judgment will reflect these terms.
D.     Preclusion Of Future Claims
The Named Plaintiffs and members of the Settlement Class expressly agree that the Final Order and Judgment is, will be, and may be raised as a complete defense to, and will preclude any action or proceeding encompassed by this Release.
The Named Plaintiffs and members of the Settlement Class shall not now or hereafter institute, maintain, prosecute, assert, and/or cooperate in the institution, commencement, filing, or prosecution of any suit, action, and/or proceeding, against the Released Parties, either directly or indirectly, on their own behalf, on behalf of a class, or on behalf of any other person or entity with respect to the claims, causes of action and/or any other matters released through this Settlement.
Nothing in this Release shall preclude any action to enforce the terms of the Agreement, including participation in any of the processes detailed herein.
E.     Representations And Warranties
The Named Plaintiffs represent and warrant that they are the sole and exclusive owners of all claims that they are releasing under this Settlement Agreement. Named Plaintiffs further represent and warrant that they have not assigned, pledged, or in any manner whatsoever, sold, transferred, assigned, or encumbered any right, title, interest, or claim arising out of or in any way whatsoever pertaining to the Litigation, including without limitation, any claim for benefits, proceeds, or value under the Litigation and that Named Plaintiffs are not aware of anyone other than themselves claiming any interest, in whole or in part, in the Litigation or in any benefits, proceeds, or values under the Litigation.
Without in any way limiting its scope, and, except to the extent otherwise specified in the Settlement Agreement, this Release covers by example and without limitation, any and all claims for attorneys’ fees, attorneys’ liens, costs, expert fees, consultant fees, interest, litigation fees or costs, or any other fees, costs, and/or disbursements incurred by any attorneys, Co-Lead Class Counsel, Named Plaintiffs, or the Settlement Class who claim to have provided assistance or legal services to the Class or any member of the Class relating in any way to this Litigation, the claims asserted in this Litigation, and/or the Class Vehicles.
Named Plaintiffs and Co-Lead Class Counsel hereby agree and acknowledge that the provisions of this Release together constitute an essential and material term of the Agreement and shall be included in any Final Order and Judgment entered by the Court.
VIII. MISCELLANEOUS PROVISIONS
A.     Effect of Exhibits
The exhibits to this Settlement Agreement are an integral part of the Settlement and are expressly incorporated and made a part of this Settlement Agreement.
B.     No Admission
This Settlement Agreement is for settlement purposes only. Neither the fact of, nor any provision contained in this Settlement Agreement, nor any action taken hereunder, shall constitute, or be construed as, any admission of the validity of any claim or any fact alleged in the Litigation or of any wrongdoing, fault, violation of law, or liability of any kind on the part of Defendants or any admissions by Defendants of any claim or allegation made in any action or proceeding against Defendants. Nor shall it constitute, or be construed as, any admission or concession by Defendants that the Court’s orders in the Litigation are correctly decided. This Settlement Agreement shall not be offered or be admissible in evidence against Defendants or cited or referred to in any action or proceeding, except in an action or proceeding brought to enforce its terms.
C.     Entire Agreement
This Settlement Agreement represents the entire agreement and understanding among the Settling Parties and supersedes all prior proposals, negotiations, agreements, and understandings relating to the subject matter of this Settlement Agreement. The Settling Parties acknowledge, stipulate, and agree that no covenant, obligation, condition, representation, warranty, inducement, negotiation, or understanding concerning any part or all of the subject matter of this Settlement Agreement has been made or relied on except as expressly set forth in this Settlement Agreement. No modification or waiver of any provisions of this Settlement Agreement shall in any event be effective unless the same shall be in writing and signed by the person against whom enforcement of the Settlement Agreement is sought.

D.     Counterparts
This Settlement Agreement may be executed in one or more counterparts, each of which shall be deemed an original as against any party who has signed it, and all of which shall be deemed a single agreement.
E.     Arm’s-Length Negotiations
The Settling Parties have negotiated all of the terms and conditions of this Settlement Agreement at arm’s length, and under the supervision of a mediator, Hon. Wayne Andersen (Ret.). All terms, conditions, and exhibits in their exact form are material and necessary to this Settlement Agreement and have been relied upon by the Settling Parties in entering into this Settlement Agreement. All Settling Parties, through counsel, have participated in the drafting of this agreement and it is not to be construed in favor of or against any of the Settling Parties.
F.     Dispute Resolution
Any dispute, challenge, question, or the like relating to this Settlement Agreement (other than those which this Settlement Agreement provides shall be resolved otherwise) shall be heard only by this Court.
G.     Continuing Jurisdiction
The Court shall retain continuing and exclusive jurisdiction over the parties to this Settlement Agreement, including all Class Members, for the purpose of the administration and enforcement of this Settlement Agreement.
H.     Choice of Law
This Settlement Agreement and any amendments thereto shall be governed by and interpreted according to the law of the State of Illinois notwithstanding its conflict of law provisions.
I.     Binding Effect of Settlement Agreement
This Settlement Agreement shall be binding upon and inure to the benefit of the Settling Parties and their representatives, heirs, successors, and assigns.
J.     Nullification
In the event any one or more of the provisions contained in this Settlement Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect other provisions only if Defendants and Co-Lead Class Counsel mutually elect to proceed as if such invalid, illegal, or unenforceable provision had never been included in this Settlement Agreement.
K.     Extensions of Time
The Settling Parties may agree upon a reasonable extension of time for deadlines and dates reflected in this Settlement Agreement, without further notice to Class Members (subject to Court approval as to Court dates).

L.     Cooperation
The Settling Parties, their successors and assigns, and their counsel agree to cooperate fully with one another in seeking Court approval of this Settlement Agreement and to use their best efforts to effect the prompt consummation of this Settlement Agreement and the proposed Settlement.
M.     Service or Notice
Whenever, under the terms of this Settlement Agreement, a person is required to provide service or written notice to Defendants or Co-Lead Class Counsel, such service or notice shall be directed to the individuals and addresses specified below, unless those individuals or their successors give notice to the other Settling Parties in writing:
As to the Named Plaintiffs:

Jonathan D. Selbin	Adam J. Levitt
Kenneth S. Byrd	John E. Tangren
Jason L. Lichtman	Amy E. Keller
Andrew R. Kaufman	Adam Prom
Avery S. Halfon
LIEFF CABRASER HEIMANN & BERNSTEIN, LLP	DICELLO LEVITT GUTZLER LLC
250 Hudson Street, 8th Floor	Ten North Dearborn Street, Eleventh Floor
New York, New York 10013	Chicago, Illinois 60602
Telephone: (212) 355-9500	Telephone: (312) 214-7900
Email: jselbin@lchb.com	Email: alevitt@dicellolevitt.com
kbyrd@lchb.com	jtangren@dicellolevitt.com
jlichtman@lchb.com	akeller@dicellolevitt.com
akaufman@lchb.com	aprom@dicellolevitt.com
ahalfon@lchb.com	Co-Lead Class Counsel
Co-Lead Class Counsel
William M. Audet	Laurel G. Bellows
Steven Weinmann
AUDET & PARTNERS LLP	THE BELLOWS LAW GROUP, P.C.
711 Van Ness Avenue, Suite 500	209 South LaSalle Street, #800
San Francisco, California 94102	Chicago, Illinois 60604
Telephone: (415) 568-2555	Telephone: (312) 332-3340
Email: waudet@audetlaw.com	Email: lbellows@bellowslaw.com
sweinmann@audetlaw.com	Liaison Counsel
Co-Lead Class Counsel

As to Defendants:
Cary R. Perlman
Robin M. Hulshizer
Mark S. Mester
Kathleen P. Lally
Kevin Jakopcheck
LATHAM & WATKINS LLP
330 North Wabash Avenue, Suite 2800
Chicago, Illinois 60611
Telephone: (312) 876-7700
Email:     cary.perlman@lw.com
robin.hulshizer@lw.com
mark.mester@lw.com
kathleen.lally@lw.com
kevin.jakopchek@lw.com

N.     Authority to Execute Settlement Agreement
Each counsel or other person executing this Settlement Agreement or any of its exhibits on behalf of any party hereto warrants that such person has the authority to do so.
*     *     *
IN WITNESS HEREOF, the Settling Parties have caused this Settlement Agreement to be executed by their duly authorized attorneys, as of May 28, 2019.
ON BEHALF OF DEFENDANTS

By:	/s/ Mark S. Mester
Name:	Mark S Mester
Date:	May 28, 2019

ON BEHALF OF PLAINTIFFS

By:	/s/ Jonathan D. Selbin
Name:	Jonathan D. Selbin
Date:	May 28, 2019

By:	/s/ Adam J. Levitt
Name:	Adam J. Levitt
Date:	May 28, 2019

By:	/s/ Avery Halfon for William M Audet
Name:	William M Audet
Date:	May 28, 2019
Interim Co-Lead Class Counsel